FIRST AMENDMENT TO THE
INVESTMENT ADVISORY AGREEMENT

THIS FIRST AMENDMENT dated as of the 12th day of November, 2013, to the Investment Advisory Agreement, dated as of May 4, 2011, (the “Agreement”), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (“Trust”) and Nuance Investments, LLC, a Kansas limited liability company (“Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to correct the name of the Adviser and amend the Agreement to incorporate newly created series of the Trust; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all of the parties.

NOW, THEREFORE, the parties agree to:

(1)	Replace all references to “Nuance Investment Management, LLC” with “Nuance Investments, LLC” in the Agreement; and

(2)	Amend and restate Schedule A as attached hereto to add the Nuance Mid Cap Value Fund, a new series of the Trust.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer, as applicable, on one or more counterparts as of the date set forth above.

MANAGED PORTFOLIO SERIES:

By:	/s/ James R. Arnold
James R. Arnold
President and Principal Executive Officer

NUANCE INVESTMENTS, LLC:

By:	/s/ Scott A. Moore
Scott A. Moore
President and Chief Investment Officer

SCHEDULE A

FUNDS AND FEES

Series of Managed Portfolio Series	Annual Fee Rate as % of Current Net Assets

Nuance Concentrated Value Fund	0.85%
Nuance Mid Cap Value Fund	0.75%